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                                                          N E W S

FOR IMMEDIATE RELEASE
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CONTACT: Shirley Hosoi Office: (213) 614-3043
         Ken Preston   Office: (213) 614-3656 Pager: (800) 976-3291


   FIRST INTERSTATE BANCORP BOARD AUTHORIZES SHARE REPURCHASES

     LOS ANGELES, May 1, 1995 -- First Interstate Bancorp (NYSE:
I) today reported that its Board of Directors has authorized the repurchase of up to 7.6 million shares of the Company's issued and outstanding common stock, representing approximately 10 percent of the total number of outstanding shares as of April 28, 1995. The first 2.5 million shares purchased under the program will be used for reissuance through the Company's various employee benefit and stock option plans, and Stock Purchase and Dividend Reinvestment Plan.
     The Company said the purchases would be made from time to time over the next two years in the open market or through privately negotiated transactions. The timing and extent of the purchases will depend on market conditions, and will be subject to customary regulatory and accounting requirements.
     Commenting on the Board action, First Interstate Chairman and Chief Executive Officer William E. B. Siart said: "Judicious capital management is a critical underpinning of this company's commitment to maximize shareholder value. We have said repeatedly that if we generate capital in excess of our needs, we would use that capital to make value-added acquisitions, if available, or repurchase our stock, or increase our dividend. This action is consistent with that stated strategy, and reflects our view that First Interstate shares represent good value."
     First Interstate Bancorp is the 14th largest commercial banking company in the United States and the largest based in Southern California. Its 1,167 offices in 13 western states serve individuals, small businesses, middle market companies and selected large corporations and financial institutions. First Interstate provides quality financial products and services marketed at the local level to nearly five million households in over 500 western U.S. communities.

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